UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 14, 2008

HICKS ACQUISITION COMPANY I, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		20-8521842
(State or other jurisdiction of	001-33704	(I.R.S. Employer
incorporation)	(Commission File Number)	Identification Number)

100 Crescent Court, Suite 1200
Dallas, TX
(Address of principal		75201
executive offices)		(Zip code)
(214) 615-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01. Regulation FD Disclosure.
     As of October 14, 2008, Hicks Acquisition Company I, Inc. (the “Company”) had cash of $540,910,460 held in its trust account. As of October 14, 2008, the Company had withdrawn approximately $7.5 million of the interest income earned on the funds held in its trust account since the closing of its initial public offering. Pursuant to the terms of the trust agreement governing the trust account, the Company is entitled to use up to $6.6 million of the interest income for working capital and to withdraw additional amounts for taxes payable on interest income. Of the funds withdrawn to date, approximately $3.4 million has been for taxes and approximately $4.1 million has been for working capital purposes.
     The Company’s trust account is currently, and will continue to be, invested in United States treasury bills having a maturity of 180 days or less. Further, the Company intends to invest the trust account funds in United States treasury bills having a shorter maturity of 90 days or less to the extent treasury bills of such duration are available at the applicable time of reinvestment.
     The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: October 15, 2008

Hicks Acquisition Company I, Inc.
By:	/s/ Joseph B. Armes
Joseph B. Armes
President, Chief Executive Officer and Chief Financial Officer